Exhibit 6.49

FIRST AMENDMENT TO

RETICULATE MICRO, INC.
2022 EQUITY INCENTIVE PLAN

This First Amendment (this “Amendment”) to the Reticulate Micro, Inc. 2022 Equity Incentive Plan (the “Plan”) is made as of June 13, 2023, in accordance with resolutions adopted by the Board of Directors of Reticulate Micro, Inc., a Nevada corporation (the “Company”), and approved by the requisite shareholders of the Company by written consent on the date hereof.

This Amendment amends the Plan as follows:

1.	Section 4.1 of the Plan is amended and restated in its entirety to read as follows:

“Subject to adjustment in accordance with Section 11, a total of 2,000,000 shares of Common Stock shall be available for the grant of Awards under the Plan. Shares of Common Stock granted in connection with all Awards under the Plan shall be counted against this limit as one (1) share of Common Stock for every one (1) share of Common Stock granted in connection with such Award. During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.”

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of the date set forth above.

RETICULATE MICRO, INC.

By:	/s/ Joshua Cryer
Joshua Cryer, President